ISSUER FREE WRITING PROSPECTUS Filed Pursuant to Rule 433 Registration Statement No. 333-189888 Dated April 17, 2014
Royal Bank of Canada Trigger Autocallable Optimization Securities
Linked to the iShares® NASDAQ Biotechnology ETF due on or about April 29, 2016
Investment Description
Trigger Autocallable Optimization Securities (the “Securities”) are unconditional, unsecured and unsubordinated debt securities issued by Royal Bank of Canada linked to the performance of the iShares® NASDAQ Biotechnology ETF (the “underlying equity”). If the underlying equity closes at or above the underlying equity's closing price on the trade date (the "starting price") on any Observation Date (which will occur first on or about July 28, 2014 and then quarterly thereafter as described on page 4 of this free writing prospectus), Royal Bank of Canada will automatically call the Securities and pay you a call price equal to the principal amount per Security plus a call return based on the call return rate. The call return increases the longer the Securities are outstanding, as described below.  If by maturity the Securities have not been called, Royal Bank of Canada will either repay you the full principal amount or, if the underlying equity closes below the trigger price on the final Observation Date, which will be set to equal 75% of the starting price, Royal Bank of Canada will repay less than the principal amount, if anything, resulting in a loss that is proportionate to the decline in the underlying equity from the trade date to the final Observation Date, up to a 100% loss of your principal amount invested. You will receive a positive return on your Securities only if the underlying equity closes at a price equal to or above the starting price on any Observation Date, including the final Observation Date. The Securities will not be listed on any securities exchange.

Investing in the Securities involves significant risks. The Securities do not pay dividends or interest. You may lose some or all of your principal amount. The contingent repayment of principal only applies if you hold the Securities until maturity. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of Royal Bank of Canada. If Royal Bank of Canada were to default on its payment obligations, you may not receive any amounts owed to you under the Securities and you could lose your entire investment.

Features	Key Dates1
❑        Call Return — Royal Bank of Canada will automatically call the Securities for a call price equal to the principal amount plus the applicable call return based on the call return rate if the closing price of the underlying equity on any Observation Date is equal to or greater than the starting price. The call return increases the longer the Securities are outstanding.  If the Securities are not called, investors will have the potential for downside equity market risk at maturity.
❑        Contingent Repayment of Principal at Maturity— If by maturity the Securities have not been called on any Observation Date including the final Observation Date and the underlying equity closes above or equal to the trigger price on the final Observation Date, Royal Bank of Canada will repay your principal amount per Security at maturity. If the price of the underlying equity closes below the trigger price on the final Observation Date, Royal Bank of Canada will repay less than the principal amount, if anything, resulting in a loss on your initial investment that is proportionate to the decline in the price of the underlying equity from the trade date to the final Observation Date. The contingent repayment of principal only applies if you hold the Securities until maturity. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of Royal Bank of Canada.

Trade Date1                              April 28, 2014
Settlement Date1                   April 30, 2014
Observation Dates1          Quarterly (see page 4 for details)
Final Observation Date2    April 25, 2016
Maturity Date2                       April 29, 2016
1      Expected.  In the event we make any change to the expected trade date and settlement date, the Observation Dates, including the final Observation Date, and maturity date will be changed so that the stated term of the Securities remains approximately the same.
2         Subject to postponement in the event of a market disruption event as described under “General Terms of the Securities – Market Disruption Events” in the accompanying product prospectus supplement no. UBS-TAOS-2.

NOTICE TO INVESTORS: THE SECURITIES ARE SIGNIFICANTLY RISKIER THAN CONVENTIONAL DEBT INSTRUMENTS. THE ISSUER IS NOT NECESSARILY OBLIGATED TO REPAY THE FULL PRINCIPAL AMOUNT OF THE SECURITIES AT MATURITY, AND THE SECURITIES CAN HAVE DOWNSIDE MARKET RISK SIMILAR TO THE UNDERLYING EQUITY. THIS MARKET RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING A DEBT OBLIGATION OF ROYAL BANK OF CANADA.  YOU SHOULD NOT PURCHASE THE SECURITIES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE SECURITIES.

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER ‘‘KEY RISKS’’ BEGINNING ON PAGE 5, THE RISKS DESCRIBED UNDER ‘‘RISK FACTORS’’ BEGINNING ON PAGE PS-4 OF THE PRODUCT PROSPECTUS SUPPLEMENT NO. UBS-TAOS-2 AND UNDER “RISK FACTORS” BEGINNING ON PAGE S-1 OF THE PROSPECTUS SUPPLEMENT. BEFORE PURCHASING ANY SECURITIES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR SECURITIES. YOU MAY LOSE SOME OR ALL OF YOUR INITIAL INVESTMENT IN THE SECURITIES.

Security Offering
This free writing prospectus relates to Trigger Autocallable Optimization Securities linked to the performance of the iShares® NASDAQ Biotechnology ETF.  The Securities are offered at a minimum investment of 100 Securities at $10.00 per Security (representing a $1,000 investment), and integral multiples of $10.00 in excess thereof.   The call return rate and the starting price will be determined on the trade date.

Underlying Equity	Call Return Rate	Starting Price	Trigger Price	CUSIP	ISIN
iShares® NASDAQ Biotechnology ETF	12.50% to 15.50% per annum	●	75% of the starting price	78011Q212	US78011Q2122

See “Additional Information About Royal Bank of Canada and the Securities” in this free writing prospectus. The Securities will have the terms specified in the prospectus dated July 23, 2013, the prospectus supplement dated July 23, 2013, product prospectus supplement no. UBS-TAOS-2 dated September 16, 2013 and this free writing prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Securities or passed upon the accuracy or the adequacy of this free writing prospectus or the accompanying prospectus, prospectus supplement and product prospectus supplement no. UBS-TAOS-2.  Any representation to the contrary is a criminal offense.

	Price to Public(1)		Fees and Commissions(1)		Proceeds to Us
Offering of Securities	Total	Per Note	Total	Per Note	Total	Per Note
iShares® NASDAQ Biotechnology ETF	h	$10.00	h	$0.15	h	$9.85

(1) UBS Financial Services Inc., which we refer to as UBS, will receive a commission for sales of the Securities that will depend on market conditions on the trade date.  In no event will the commission received by UBS exceed $0.15 per $10 principal amount of the Securities.  See “Supplemental Plan of Distribution (Conflicts of Interest)” on page 13 of this free writing prospectus.

The initial estimated value of the Securities as of the date of this document is $9.7833 per $10 in principal amount, which is less than the price to public. The pricing supplement relating to the Securities will set forth our estimate of the initial value of the Securities as of the trade date, which will not be less than $9.5833 per $10 in principal amount. The actual value of the Securities at any time will reflect many factors, cannot be predicted with accuracy, and may be less than this amount.  We describe our determination of the initial estimated value under ‘‘Key Risks’’ beginning on page 5, “Supplemental Plan of Distribution (Conflicts of Interest)” on page 13 and “Structuring the Securities” on page 13 of this free writing prospectus.

The Securities will not constitute deposits insured under the Canada Deposit Insurance Corporation Act or by the United States Federal Deposit Insurance Corporation or any other Canadian or United States government agency or instrumentality.

UBS Financial Services Inc.	RBC Capital Markets, LLC

Additional Information About Royal Bank of Canada and the Securities
Royal Bank of Canada has filed a registration statement (including a prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this free writing prospectus relates.  Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that Royal Bank of Canada has filed with the SEC for more complete information about Royal Bank of Canada and this offering.  You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov.  Alternatively, Royal Bank of Canada, any agent or any dealer participating in this offering will arrange to send you the prospectus, the prospectus supplement, product prospectus supplement no. UBS-TAOS-2 and this free writing prospectus if you so request by calling toll-free 866-609-6009.

You may revoke your offer to purchase the Securities at any time prior to the time at which we accept such offer by notifying the applicable agent.  We reserve the right to change the terms of, or reject any offer to purchase, the Securities prior to their issuance.  In the event of any changes to the terms of the Securities, we will notify you and you will be asked to accept such changes in connection with your purchase.  You may also choose to reject such changes, in which case we may reject your offer to purchase.

You should read this free writing prospectus together with the prospectus dated July 23, 2013, as supplemented by the prospectus supplement dated July 23 2013, relating to our senior global medium-term notes, Series F, of which these Securities are a part, and the more detailed information contained in product prospectus supplement no. UBS-TAOS-2 dated September 16, 2013.  This free writing prospectus, together with the documents listed below, contains the terms of the Securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours.  You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product prospectus supplement no. UBS-TAOS-2, as the Securities involve risks not associated with conventional debt securities.

If the terms of the prospectus, prospectus supplement and product prospectus supplement no UBS-TAOS-2 are inconsistent with the terms discussed herein, the terms discussed in this free writing prospectus will control.

You may access these on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filing for the relevant date on the SEC website):

♦	Product prospectus supplement no. UBS-TAOS-2 dated September 16, 2013: http://www.sec.gov/Archives/edgar/data/1000275/000121465913005256/c916130424b5.htm

♦	Prospectus supplement dated July 23, 2013: http://www.sec.gov/Archives/edgar/data/1000275/000121465913004045/j716130424b3.htm

♦	Prospectus dated July 23, 2013: http://www.sec.gov/Archives/edgar/data/1000275/000121465913004043/f722130424b3.htm

As used in this free writing prospectus, the “Company,” “we,” “us” or “our” refers to Royal Bank of Canada.

Investor Suitability
The Securities may be suitable for you if, among other considerations:

♦     You fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire initial investment.

♦     You can tolerate a loss of all or a substantial portion of your investment and are willing to make an investment that may have the same downside market risk as an investment in the underlying equity.

♦     You believe the underlying equity will close at or above the starting price on any one of the specified Observation Dates, including the final Observation Date.

♦     You can tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside price fluctuations of the underlying equity.

♦     You are willing to hold securities that will be called on the earliest Observation Date on which the underlying equity closes at or above the starting price, or you are otherwise willing to hold such securities to maturity.

♦     You are willing to make an investment whose return is limited to the applicable call return regardless of any potential appreciation of the underlying equity, which could be significant.

♦     You would be willing to invest in the Securities if the call return rate was set to the bottom of the call return rate range specified on the cover of this free writing prospectus (the actual call return rate will be determined on the trade date).

♦     You are willing to invest in Securities for which there may be little or no secondary market and you accept that the secondary market will depend in large part on the price, if any, at which RBC Capital Markets, LLC, which we refer to as “RBCCM,” is willing to purchase the Securities.

♦     You do not seek current income from this investment and are willing to forgo dividends paid on the underlying equity.

♦     You are willing to assume the credit risk of Royal Bank of Canada for all payments under the Securities, and understand that if Royal Bank of Canada defaults on its obligations, you may not receive any amounts due to you, including any repayment of principal.

The Securities may not be suitable for you if, among other considerations:

♦        You do not fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire initial investment.

♦        You do not believe the underlying equity will close at or above the starting price on any one of the specified Observation Dates, including the final Observation Date, or you believe the underlying equity will close below the trigger price, which is 75% of the starting price, on the final Observation Date.

♦        You cannot tolerate a loss on your investment and require an investment designed to provide a full return of principal at maturity.

♦        You are not willing to make an investment that may have the same downside market risk as an investment in the underlying equity.

♦        You seek an investment that participates in the full appreciation of the underlying equity or that has unlimited return potential.

♦        You would be unwilling to invest in the Securities if the call return rate was set to the bottom of the call return rate range specified on the cover of this free writing prospectus (the actual call return rate will be determined on the trade date).

♦        You are unable or unwilling to hold securities that will be called on the earliest Observation Date on which the underlying equity closes at or above the starting price, or you are otherwise unable or unwilling to hold such securities to maturity.

♦        You seek an investment for which there will be an active secondary market.

♦        You seek current income from your investment, or prefer to receive any dividends paid on the underlying equity.

♦        You prefer the lower risk, and therefore accept the potentially lower returns, of conventional fixed income investments with comparable maturities and credit ratings.

♦       You cannot tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside price fluctuations of the underlying equity.

♦        You are not willing to assume the credit risk of Royal Bank of Canada for all payments under the Securities, including any repayment of principal.

The suitability considerations identified above are not exhaustive. Whether or not the Securities are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting, and other advisers have carefully considered the suitability of an investment in the Securities in light of your particular circumstances. You should also review carefully the “Key Risks” beginning on page 5 of this free writing prospectus and “Risk Factors” in the accompanying product prospectus supplement no. UBS-TAOS-2 for risks related to an investment in the Securities.

Indicative Terms1
Issuer:	Royal Bank of Canada

Principal Amount per Security:	$10 per Security (subject to a minimum purchase of 100 Securities or $1,000)

Term2:	Two years, unless called earlier

Underlying Equity:	iShares® NASDAQ Biotechnology ETF (Bloomberg Symbol: IBB)

Call Feature:
The Securities will be called if the Closing Price of the underlying equity on any Observation Date is at or above the starting price. If the Securities are called, Royal Bank of Canada will pay you on the applicable call settlement date a cash payment per $10.00 principal amount of each Security equal to the call price for the applicable Observation Date.

Observation Dates:
The first Observation Date will occur on or about July 28, 2014; Observation Dates will occur quarterly thereafter on or about October 28, 2014, January 28, 2015, April 30, 2015, July 28, 2015, October 28, 2015, January 27, 2016 and April 25, 2016 (the “final Observation Date”).3

Call Settlement Dates:	Two (2) business days following the applicable Observation Date, except that the call settlement date for the final Observation Date is the maturity date.

Call Price:	The call price will be calculated based on the following formula: $10.00 + ($10.00 x Call Return)

Call Return/Call Return Rate:
The call price will be based upon the applicable call return.  The call return increases the longer the Securities are outstanding. The table below sets forth each Observation Date, each call settlement date and a hypothetical call return and call price for each Security. The call return and call price will be based upon the call return rate, which will be determined on the trade date. The table below assumes a call return rate of 14.00% per annum (the midpoint of the call return rate range of 12.50% to 15.50% per annum).

Observation Date	Call Settlement Dates	Call Return	Call Price (per $10.00)
July 28, 2014	July 30, 2014	3.5000%	$10.3500
October 28, 2014	October 30, 2014	7.0000%	$10.7000
January 28, 2015	January 30, 2015	10.5000%	$11.0500
April 30, 2015	May 4, 2015	14.0000%	$11.4000
July 28, 2015	July 30, 2015	17.5000%	$11.7500
October 28, 2015	October 30, 2015	21.0000%	$12.1000
January 27, 2016	January 29, 2016	24.5000%	$12.4500
April 25, 2016 (Final Observation Date)	April 29, 2016 (Maturity Date)	28.0000%	$12.8000

Payment at Maturity (per Security):
If the Securities are not called and the final price is above or equal to the trigger price on the final Observation Date, Royal Bank of Canada will pay you a cash payment on the Maturity Date equal to $10.00 per $10.00 principal amount Security.

If the Securities are not called and the final price is below the trigger price on the final Observation Date, Royal Bank of Canada will pay you a cash payment on the Maturity Date that is less than your principal amount, if anything, resulting in a loss that is proportionate to the negative Underlying Return; equal to:

$10.00 x (1 + Underlying Return)

Accordingly, you may lose all or a substantial portion of your principal at maturity, depending on how much the underlying equity declines.

Underlying Return:	Final Price – Starting Price Starting Price

Trigger Price:	75% of the starting price

Starting Price:	The closing price of the underlying equity on the trade date.

Final Price:	The closing price of the underlying equity on the final Observation Date

Closing Price:	On any trading day, the last reported sale price of the underlying equity on the principal national securities exchange on which it is listed for trading, as determined by the calculation agent.

Investment Timeline
Trade Date:	The closing price of the underlying equity (the starting price) is observed, the Trigger Price is determined and the call return rate is set.

Quarterly
The Securities will be called if the closing price of the underlying equity on any Observation Date is equal to or greater than the starting price.

If the Securities are called, Royal Bank of Canada will pay the call price for the applicable Observation Date equal to the principal amount plus the applicable call return.

Maturity Date
The final price of the underlying equity is observed on the final Observation Date.

If the Securities have not been called and the Final Price is equal to or greater than the trigger price, Royal Bank of Canada will repay the principal amount equal to $10.00 per Security.

If the Securities have not been called and the final price is less than the trigger price, Royal Bank of Canada will repay less than the principal amount, if anything, resulting in a loss proportionate to the decline of the underlying equity, equal to a return of:

$10.00 × (1 + Underlying Return) per Security

INVESTING IN THE SECURITIES INVOLVES SIGNIFICANT RISKS. YOU MAY LOSE SOME OR ALL OF YOUR PRINCIPAL AMOUNT.  ANY PAYMENT ON THE SECURITIES, INCLUDING ANY REPAYMENT OF PRINCIPAL, IS SUBJECT TO THE CREDITWORTHINESS OF ROYAL BANK OF CANADA.  IF ROYAL BANK OF CANADA WERE TO DEFAULT ON ITS PAYMENT OBLIGATIONS, YOU MAY NOT RECEIVE ANY AMOUNTS OWED TO YOU UNDER THE SECURITIES AND YOU COULD LOSE YOUR ENTIRE INVESTMENT.

1 Terms used in this free writing prospectus, but not defined herein, shall have the meanings ascribed to them in the product prospectus supplement.
2 In the event we make any change to the expected trade date and settlement date, the final observation date and/or the maturity date will be changed to ensure that the stated term of the Securities remains approximately the same.
3 Subject to postponement in the event of a market disruption event and as described under “General Terms of the Securities – Market Disruption Events” in the accompanying product prospectus supplement no. UBS-TAOS-2.

Key Risks
An investment in the Securities involves significant risks. Investing in the Securities is not equivalent to investing directly in the underlying equity. These risks are explained in more detail in the “Risk Factors” section of the accompanying product prospectus supplement no. UBS-TAOS-2. We also urge you to consult your investment, legal, tax, accounting and other advisors before investing in the Securities.

Risks Relating to the Securities Generally

♦
Risk of Loss at Maturity: The Securities differ from ordinary debt securities in that Royal Bank of Canada will not necessarily repay the full principal amount of the Securities at maturity. The return on the Securities depends on whether the underlying equity closes at or above the starting price on an Observation Date, and if the Securities are not called, whether the final price of the underlying equity is greater than or equal to the trigger price.  If the Securities are not called, Royal Bank of Canada will only pay you the principal amount of your Securities if the final price of the underlying equity is greater than or equal to the trigger price and will only make such payment at maturity.  If the Securities are not called and the final price is less than the trigger price, you will lose some or all of your initial investment in an amount proportionate to the decline in the price of the underlying equity.

♦
The Call Feature Limits Your Potential Return: The return potential of the Securities as of any Observation Date is limited to the applicable call return, regardless of the appreciation of the underlying equity, which may be significant. Therefore, you may receive a lower payment if the Securities are automatically called or at maturity, as the case may be, than you would have if you had invested directly in the underlying equity. In addition, because the call return increases the longer the Securities are outstanding, the call price payable on the first Observation Date is less than the call price payable on later Observation Dates.  Since the Securities could be called as early as the first Observation Date, the total return on the Securities could be minimal.

♦	No Interest Payments: Royal Bank of Canada will not pay any interest with respect to the Securities.

♦
Reinvestment Risk: The Securities will be called automatically if the closing price of the underlying equity is equal to or greater than the starting price on any Observation Date. In the event that the Securities are called prior to maturity, there is no guarantee that you will be able to reinvest the proceeds from an investment in the Securities at a comparable rate of return for a similar level of risk. To the extent you are able to reinvest your proceeds in an investment comparable to the Securities, you will incur transaction costs and the original issue price for such an investment is likely to include certain built in costs such as dealer discounts and hedging costs.

♦
The Contingent Repayment of Principal Applies Only at Maturity: You should be willing to hold your Securities to maturity.  If you are able to sell your Securities prior to maturity in the secondary market, you may have to sell them at a loss relative to your initial investment, even if the price of the underlying equity is above the trigger price.

♦
The Call Return Rate Will Reflect in Part the Volatility of the Underlying Equity, and May Not Be Sufficient to Compensate You for the Risk of Loss at Maturity: “Volatility” refers to the frequency and magnitude of changes in the price of the underlying equity.  The greater the volatility of the underlying equity, the more likely it is that the price of that underlying equity could close below its trigger price on the final valuation date, which would result in the loss of some or all of your principal. This risk will generally be reflected in a call return rate for the Securities than the interest rate payable on our conventional debt securities with a comparable term. However, while the call return rate is set on the trade date, the underlying equity’s volatility can change significantly over the term of the Securities, and may increase. The price of the underlying equity could fall sharply as of the final valuation date, which could result in a significant loss of principal.

♦
An Investment in the Securities Is Subject to the Credit Risk of Royal Bank of Canada: The Securities are unsubordinated, unsecured debt obligations of the issuer, Royal Bank of Canada, and are not, either directly or indirectly, an obligation of any third party.  Any payments to be made on the Securities, including payments in respect of an automatic call or any contingent repayment of principal provided at maturity, depends on the ability of Royal Bank of Canada to satisfy its obligations as they come due.  As a result, the actual and perceived creditworthiness of Royal Bank of Canada may affect the market value of the Securities and, in the event Royal Bank of Canada were to default on its obligations, you may not receive any amounts owed to you under the terms of the Securities and you could lose your entire initial investment.

♦
Your Return on the Securities May Be Lower than the Return on a Conventional Debt Security of Comparable Maturity: The return that you will receive on the Securities, which could be negative, may be less than the return you could earn on other investments.  Even if your return is positive, your return may be less than the return you could earn if you bought a conventional senior interest bearing debt security of Royal Bank of Canada with the same maturity date or if you invested directly in the underlying equity.  Your investment may not reflect the full opportunity cost to you when you take into account factors that affect the time value of money.

♦
No Assurance that the Investment View Implicit in the Securities Will Be Successful:  It is impossible to predict whether and the extent to which the price of the underlying equity will rise or fall. The closing price of the underlying equity will be influenced by complex and interrelated political, economic, financial and other factors that affect the underlying equity. You should be willing to accept the downside risks of owning equities in general and the underlying equity in particular, and the risk of losing some or all of your initial investment.

♦
The Initial Estimated Value of the Securities Will Be Less than the Price to the Public:   The initial estimated value for the Securities that is set forth on the cover page of this document, and that will be set forth in the final pricing supplement for the Securities, will be less than the public offering price you pay for the Securities, does not represent a minimum price at which we, RBCCM or any of our other affiliates would be willing to purchase the Securities in any secondary market (if any exists) at any time.  If you attempt to sell the Securities prior to maturity, their market value may be lower than the price you paid for them and the initial estimated value.  This is due to, among other things, changes in the price of the underlying equity, the borrowing rate we pay to issue securities of this kind, and the inclusion in the price to the public of the underwriting discount, and our estimated profit and the costs relating to our hedging of the Securities.  These factors, together with various credit, market and economic factors over the term of the Securities, are expected to reduce the price at which you may be able to sell the Securities in any secondary market and will affect the value of the Securities in complex and unpredictable ways.  Assuming no change in market conditions or any other relevant factors, the price, if any, at which you may be able to sell your Securities prior to maturity may be less than the price to public, as any such sale price would not be expected to include the underwriting discount and our estimated profit and the costs relating to our hedging of the Securities. In addition, any price at which you may sell the Securities is likely to reflect customary bid-ask spreads for similar trades.  In addition to bid-ask spreads, the value of the Securities determined for any secondary market price is expected to be based on a secondary market rate rather than the internal borrowing rate used to price the Securities and determine the initial estimated value.  As a result, the secondary price will be less than if the internal borrowing rate was used.  The Securities are not designed to be short-term trading instruments.  Accordingly, you should be able and willing to hold your Securities to maturity.

♦
Our Initial Estimated Value of the Securities Is an Estimate Only, Calculated as of the Time the Terms of the Securities Are Set: The initial estimated value of the Securities is based on the value of our obligation to make the payments on the Securities, together with the mid-market value of the derivative embedded in the terms of the Securities.  See “Structuring the Securities” below.  Our estimate is based on a variety of assumptions, including our credit spreads, expectations as to dividends, interest rates and volatility, and the expected term of the Securities.  These assumptions are based on certain forecasts about future events, which may prove to be incorrect.  Other entities may value the Securities or similar securities at a price that is significantly different than we do.

The value of the Securities at any time after the trade date will vary based on many factors, including changes in market conditions, and cannot be predicted with accuracy.  As a result, the actual value you would receive if you sold the Securities in any secondary market, if any, should be expected to differ materially from the initial estimated value of your Securities.

♦
Investing in the Securities Is Not the Same as Investing in the Underlying Equity, the Stocks Held by the Underlying Equity or the Stocks Comprising the NASDAQ Biotechnology Index, Underlying Equity’s Underlying Index (the “underlying index”): The return on your Securities may not reflect the return you would realize if you actually owned the underlying equity, the stocks held by the underlying equity or stocks included in the underlying index. As a holder of the Securities, you will not have voting rights or rights to receive dividends or other distributions or other rights that holders of the underlying equity or these stocks would have.

♦
Adjustments to the Underlying Equity Could Adversely Affect the Securities: BlackRock, Inc. (collectively with its affiliates, “BlackRock”), as the sponsor of the underlying equity, is responsible for calculating and maintaining the underlying equity. BlackRock can add, delete or substitute the stocks comprising the underlying equity. BlackRock may make other methodological changes that could change the share price of the underlying equity at any time. If one or more of these events occurs, the Securities may be more or less likely to be called, and the calculation of the amount payable at maturity may be adjusted to reflect such event or events. Consequently, any of these actions could adversely affect the payments on the Securities and/or their market value.

♦
We and Our Affiliates Do Not Have Any Affiliation with Blackrock and Are Not Responsible for its Public Disclosure of Information: We and our affiliates are not affiliated with BlackRock in any way and have no ability to control or predict its actions, including any errors in or discontinuance of disclosure regarding its methods or policies relating to the underlying equity. BlackRock is not involved in the offering of the Securities in any way and has no obligation to consider your interests as an owner of the Securities in taking any actions relating to the underlying equity that might affect the value of the Securities.  Neither we nor any of our affiliates has independently verified the adequacy or accuracy of the information about BlackRock or the underlying equity contained in any public disclosure of information.  You, as an investor in the Securities, should make your own investigation into the underlying equity.

♦
We Have No Affiliation with NASDAQ OMX (the “Index Sponsor”) and Will Not be Responsible for Any Actions Taken by the Index Sponsor: NASDAQ OMX is the index sponsor of the underlying index, the performance of which is intended to be tracked by the underlying equity.  We have no affiliation with the index sponsor, and the index sponsor will not be involved in the offering of the Securities.  Consequently, we have no control of the actions of the index sponsor, including any actions of the type that would affect the composition of that index, and therefore, the price of the underlying equity.  The index sponsor has no obligation of any sort with respect to the Securities.  Thus, the index sponsor has no obligation to take your interests into consideration for any reason, including in taking any actions that might affect the value of the Securities.

♦
Historical Prices of the Underlying Equity Should Not Be Taken as an Indication of the Future Prices of the Underlying Equity During the Term of the Securities: The trading prices of the underlying equity will determine the value of the Securities at any given time. As it is impossible to predict whether the price of the underlying equity will rise or fall, trading prices of the common stocks held by the underlying equity will be influenced by complex and interrelated political, economic, financial and other factors that can affect the issuers of those stocks, and therefore, the value of the underlying equity.

♦
The Underlying Equity and its Underlying Index are Different: The performance of the underlying equity may not exactly replicate the performance of the underlying index, because the underlying equity will reflect transaction costs and fees that are not included in the calculation of the underlying index. It is also possible that the performance of the underlying equity may not fully replicate or may in certain circumstances diverge significantly from the performance of the underlying index due to the temporary unavailability of certain securities in the secondary market, the performance of any derivative instruments contained in the underlying equity or due to other circumstances. The underlying equity may use futures contracts, options, swap agreements, currency forwards and repurchase agreements in seeking performance that corresponds to the underlying index and in managing cash flows.

♦
The Underlying Equity is Subject to Management Risks: The underlying equity is subject to management risk, which is the risk that BlackRock’s investment strategy, the implementation of which is subject to a number of constraints, may not produce the intended results. For example, BlackRock may invest a portion of the underlying equity’s assets in securities not included in the relevant industry or sector but which BlackRock believes will help the underlying equity track the relevant industry or sector.

♦
Concentration of Investment in Biotechnology and Pharmaceutical Industries: The equity securities held by the underlying equity are issued by companies that are in the biotechnology and pharmaceutical industries. Consequently, the value of the Securities may be subject to greater volatility and be more adversely affected by a single economic, environmental, political or regulatory occurrence affecting these industries than an investment linked to a more broadly diversified group of issuers.

♦
Risks Associated with the Biotechnology and Pharmaceutical Industries: The underlying equity invests in biotechnology and pharmaceutical companies. Market or economic factors impacting biotechnology and pharmaceutical companies and companies that rely heavily on the healthcare industry could have a major effect on the value of the underlying equity’s investments. The healthcare sector may be affected by government regulations and government healthcare programs, increases or decreases in the cost of medical products and services and product liability claims, among other factors. Many healthcare companies are heavily dependent on patent protection, and the expiration of a patent may adversely affect their profitability. Healthcare companies are subject to competitive forces that may result in price discounting, and may be thinly capitalized and susceptible to product obsolescence. Companies in the pharmaceuticals industry may be affected by industry competition, dependencies on a limited number of products, obsolescence of products, government approvals and regulations, loss or impairment of intellectual property rights and litigation regarding product liability. As a result, the underlying equity will be more volatile than an exchange-traded fund whose sector(s) is more diversified.

♦
The Underlying Equity Has Limited Historical Information: The underlying equity commenced trading on September 23, 2008.  Because the underlying equity has limited trading history, your investment in the Securities may involve a greater risk than investing in securities linked to one or more exchange traded funds with a more established record of performance.

♦
Lack of Liquidity:  The Securities will not be listed on any securities exchange.  RBCCM intends to offer to purchase the Securities in the secondary market, but is not required to do so.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Securities easily.  Because other dealers are not likely to make a secondary market for the Securities, the price at which you may be able to trade your Securities is likely to depend on the price, if any, at which RBCCM is willing to buy the Securities.

♦
Potential Conflicts: We and our affiliates play a variety of roles in connection with the issuance of the Securities, including hedging our obligations under the Securities.  In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Securities.

♦
Potentially Inconsistent Research, Opinions or Recommendations by RBCCM, UBS or Their Affiliates: RBCCM, UBS or their affiliates may publish research, express opinions or provide recommendations as to the underlying equity that are inconsistent with investing in or holding the Securities, and which may be revised at any time. Any such research, opinions or recommendations could affect the value of the underlying equity, and therefore the market value of the Securities.

♦	Uncertain Tax Treatment: Significant aspects of the tax treatment of an investment in the Securities are uncertain. You should consult your tax adviser about your tax situation.

♦
Potential Royal Bank of Canada Impact on Price: Trading or transactions by Royal Bank of Canada or its affiliates in the underlying equity, stocks held by the underlying equity or included in the underlying index, or in futures, options, exchange-traded funds or other derivative products on the underlying equity or the securities held by the underlying equity or included in the underlying index may adversely affect the market value of the underlying equity, the closing price of the underlying equity, and, therefore, the market value of the Securities.

♦
Many Economic and Market Factors Will Impact the Value of the Securities: In addition to the closing price of the underlying equity on any trading day, the value of the Securities will be affected by a number of economic and market factors that may either offset or magnify each other, including:

♦	the actual and expected volatility of the price of the underlying equity;

♦	the time remaining to maturity of the Securities;

♦	the dividend rate on the securities held by the underlying equity;

♦	interest and yield rates in the market generally;

♦	a variety of economic, financial, political, regulatory or judicial events;

♦	the occurrence of certain events with respect to the underlying equity that may or may not require an adjustment to the terms of the Securities; and

♦	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

♦
The Anti-Dilution Protection for the Underlying Equity Is Limited: The calculation agent will make adjustments to the starting price and the trigger price for certain events affecting the shares of the underlying equity. However, the calculation agent will not be required to make an adjustment in response to all events that could affect the underlying equity. If an event occurs that does not require the calculation agent to make an adjustment, the value of the Securities may be materially and adversely affected.

Hypothetical Examples
The following examples are hypothetical and provided for illustrative purposes only. They do not purport to be representative of every possible scenario concerning increases or decreases in the price of the underlying equity relative to its starting price. Royal Bank of Canada cannot predict the ending price of the underlying equity. You should not take these examples as an indication or assurance of the expected performance of the underlying equity. The numbers appearing in the examples and tables below have been rounded for ease of analysis. The following examples and tables illustrate the Payment at Maturity or upon an automatic call per Security on a hypothetical offering of the Securities, based on the following assumptions (actual terms for the Securities will be set on the trade date):

Principal Amount:	$10.00
Term:	Two years
Hypothetical Starting Price*:	$100.00
Hypothetical Call Return Rate*:	10.00% per annum (or 2.50% per quarterly period)
Observation Dates:	Observation Dates will occur quarterly as set forth under “Indicative Terms” in this free writing prospectus.
Hypothetical Trigger Price:	$75.00 (which is 75% of the starting price)

* The hypothetical starting price and call return rate are for illustrative purposes only. The actual call return rate and starting price will be determined on the trade date.

Example 1 — Securities are Called on the First Observation Date
Closing Price at first Observation Date:	$105.00 (at or above starting price, Securities are called)
Call Price (per $10.00)	$10.25
Because the Securities are called on the first Observation Date, Royal Bank of Canada will pay you on the call settlement date a total call price of $10.25 per $10.00 principal amount (a 2.50% total return on the Securities).

Example 2 — Securities are Called on the Final Observation Date
Closing Price at first Observation Date:	$95.00 (below starting price, Securities NOT called)
Closing Price at second Observation Date:	$90.00 (below starting price, Securities NOT called)
Closing Price at third Observation Date:	$85.00 (below starting price, Securities NOT called)
Closing Price at fourth to seventh Observation Date:	Various (all below starting price, Securities NOT called)
Closing Price at final Observation Date:	$105.00 (at or above starting price, Securities are called)
Call Price (per $10.00)	$12.00
Because the Securities are called on the final Observation Date, Royal Bank of Canada will pay you on the call settlement date (which coincides with the Maturity Date in this example) a total call price of $12.00 per $10.00 principal amount (a 20.00% total return on the Securities).

Example 3 — Securities are NOT Called and the Final Price is Above the Trigger Price on the Final Observation Date
Closing Price at first Observation Date:	$95.00 (below starting price, Securities NOT called)
Closing Price at second Observation Date:	$90.00 (below starting price, Securities NOT called)
Closing Price at third Observation Date:	$85.00 (below starting price, Securities NOT called)
Closing Price at fourth to seventh Observation Date:	Various (all below starting price, Securities NOT called)
Closing Price at final Observation Date:	$85.00 (below starting price, but above the trigger price, Securities NOT called)
Payment at Maturity (per $10.00)	$10.00
Because the Securities are not called and the Final Price is not below the trigger price on the final Observation Date, Royal Bank of Canada will pay you at maturity a total of $10.00 per $10.00 principal amount (a 0% return on the Securities).

Example 4 — Securities are NOT Called and the Final Price is Below the Trigger Price on the Final Observation Date
Closing Price at first Observation Date:	$95.00 (below starting price, Securities NOT called)
Closing Price at second Observation Date:	$90.00 (below starting price, Securities NOT called)
Closing Price at third Observation Date:	$85.00 (below starting price, Securities NOT called)
Closing Price at fourth to seventh Observation Date:	Various (all below starting price, Securities NOT called)
Closing Price at final Observation Date:	$50.00 (below starting price and trigger price, Securities NOT called)
Payment at Maturity (per $10.00)	$10.00 x [1 + Underlying Return] $10.00 x (1 – 50.0%) $5.00
Because the Securities are not called and the final price is below the trigger price on the final Observation Date, Royal Bank of Canada will pay you at maturity a total of $5.00 per $10.00 principal amount (a 50.00% loss on the Securities).

The Securities differ from ordinary debt securities in that, among other features, Royal Bank of Canada is not necessarily obligated to repay the full amount of your initial investment.  If the Securities are not called on any Observation Date, you may lose some or all of your initial investment.  Specifically, if the Securities are not called and the ending price is less than the trigger price, you will lose 1% (or a fraction thereof) of your principal amount for each 1% (or a fraction thereof) that the underlying return is less than zero.

Any payment on the Securities, including payments in respect of an automatic call or any repayment of principal provided at maturity, is dependent on the ability of Royal Bank of Canada to satisfy its obligations when they come due. If Royal Bank of Canada is unable to meet its obligations, you may not receive any amounts due to you under the Securities

What Are the Tax Consequences of the Securities?
U.S. Federal Income Tax Consequences

Set forth below, together with the discussion of U.S. federal income tax in the accompanying product prospectus supplement, prospectus supplement, and prospectus, is a summary of the material U.S. federal income tax consequences relating to an investment in the Securities.  The following summary is not complete and is qualified in its entirety by the discussion under the sections entitled “Supplemental Discussion of U.S. Federal Income Tax Consequences” in the accompanying product prospectus supplement, the section “Tax Consequences” in the accompanying prospectus and the section entitled “Certain Income Tax Consequences” in the accompanying prospectus supplement, which you should carefully review prior to investing in the Securities.

In the opinion of our counsel, Morrison & Foerster LLP, it would generally be reasonable to treat a note with terms described in this free writing prospectus as a callable pre-paid cash-settled derivative contract linked to the underlying equity for U.S. federal income tax purposes, and the terms of the Securities require a holder and us (in the absence of a change in law or an administrative or judicial ruling to the contrary) to treat the Securities for all tax purposes in accordance with such characterization.  If the Securities are so treated, subject to the potential application of the “constructive ownership” rules under Section 1260 of the Internal Revenue Code, a holder should generally recognize capital gain or loss upon the call, sale or maturity of the Securities in an amount equal to the difference between the amount a holder receives at such time and the holder’s tax basis in the Securities. While the matter is not entirely clear, there exists a substantial risk that an investment in the Securities is a “constructive ownership transaction” to which Section 1260 of the Internal Revenue Code applies. If Section 1260 of the Internal Revenue Code applies, all or a portion of any long-term capital gain recognized by a U.S. holder in respect of the Securities will be recharacterized as ordinary income (the “Excess Gain”). In addition, an interest charge will also apply to any deemed underpayment of tax in respect of any Excess Gain to the extent such gain would have resulted in gross income inclusion for the U.S. holder in taxable years prior to the taxable year of the sale or maturity (assuming such income accrued at a constant rate equal to the applicable federal rate as of the date of sale or maturity). To the extent any gain is treated as long-term capital gain after application of the recharacterization rules of Section 1260 of the Internal Revenue Code, such gain would be subject to U.S. federal income tax at the rates that would have been applicable to the net underlying long-term capital gain. U.S. holders should consult their tax advisors regarding the potential application of Section 1260 of the Internal Revenue Code to an investment in the Securities.

Alternative tax treatments are also possible and the Internal Revenue Service might assert that a treatment other than that described above is more appropriate.  In addition, the Internal Revenue Service has released a notice that may affect the taxation of holders of the Securities.  According to the notice, the Internal Revenue Service and the Treasury Department are actively considering whether the holder of an instrument such as the Securities should be required to accrue ordinary income on a current basis, and they are seeking taxpayer comments on the subject. It is not possible to determine what guidance they will ultimately issue, if any.  It is possible, however, that under such guidance, holders of the Securities will ultimately be required to accrue income currently and this could be applied on a retroactive basis.  The Internal Revenue Service and the Treasury Department are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital and whether the special "constructive ownership rules" of Section 1260 of the Internal Revenue Code might be applied to such instruments.  Holders are urged to consult their tax advisors concerning the significance, and the potential impact, of the above considerations.

Individual holders that own “specified foreign financial assets” may be required to include certain information with respect to such assets with their U.S. federal income tax return. You are urged to consult your own tax advisor regarding such requirements with respect to the Securities.

Under proposed U.S. Treasury Department regulations, withholding due to any payment being treated as a “dividend equivalent” (as discussed on page PS-36 of the product prospectus supplement) will begin no earlier than January 1, 2016.  In addition, the U.S. Treasury Department and Internal Revenue Service have announced that they intend to limit this withholding to equity-linked instruments issued on or after the date that is 90 days after the date of publication in the U.S. Federal Register of final regulations addressing dividend equivalent withholding.

Canadian Federal Income Tax Consequences

For a discussion of the material Canadian federal income tax consequences relating to an investment in the Securities, please see the section entitled “Supplemental Discussion of Canadian Federal Income Tax Consequences” in the accompanying product prospectus supplement, together with the section entitled “Tax Consequences” in the accompanying prospectus, which you should carefully review prior to investing in the Securities.

Information about the Underlying Equity
Information concerning the Underlying Equity filed with the SEC by iShares under the Investment Company Act can be located by reference to SEC file number 811-09729. Information provided to or filed with the SEC can be inspected and copied at the public reference facility maintained by the SEC or through the SEC’s website at www.sec.gov. None of this publicly available information is incorporated by reference into this free writing prospectus.

“iShares®” and BlackRock® are registered trademarks of BlackRock®, Inc. and its affiliates (“BlackRock®”). BlackRock® has licensed certain trademarks and trade names of BlackRock® for our use. The Securities are not sponsored, endorsed, sold, or promoted by BlackRock®, or by any of the iShares® funds. Neither BlackRock® nor the iShares® funds make any representations or warranties to the owners of the Securities or any member of the public regarding the advisability of investing in the Securities. Neither BlackRock® nor the iShares® funds shall have any obligation or liability in connection with the registration, operation, marketing, trading, or sale of the Securities or in connection with our use of information about the iShares® funds.

iShares consists of numerous separate investment portfolios, including the underlying equity. The underlying equity seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the underlying index. The underlying equity typically earns income from dividends from securities held by the underlying equity. These amounts, net of expenses and taxes (if applicable), are passed along to the underlying equity’s shareholders as “ordinary income.” In addition, the underlying equity realizes capital gains or losses whenever it sells securities. Net long-term capital gains are distributed to shareholders as “capital gain distributions.” However, because the component return of the underlying equity will be calculated based only on the share price of the underlying equity, you will not receive any benefit from or be entitled to receive income, dividend, or capital gain distributions from the underlying equity or any equivalent payments.

The shares of the underlying equity trades on the NASDAQ Stock Market (“Nasdaq”) under the symbol “IBB.”

Composition of the Underlying Equity

As of December 31, 2013, the top holdings in which the underlying equity had invested were as follows:

Top ten holdings

1	Celgene Corporation	8.22%
2	Gilead Sciences Inc.	7.91%
3	Amgen Inc.	7.88%
4	Biogen Idec Inc.	7.57%
5	Regeneron Pharmaceuticals, Inc.	6.60%
6	Vertex Pharmaceuticals Incorporated	4.21%
7	Alexion Pharmaceuticals Incorporated	4.21%
8	Mylan Inc.	3.87%
9	Illumina, Inc.	3.62%
10	BioMarin Pharmaceutical Inc.	2.59%

NASDAQ Biotechnology Index®

The NASDAQ Biotechnology Index® is calculated, published and disseminated by NASDAQ OMX, and is designed to measure the performance of NASDAQ-listed companies that are classified according to the Industry Classification Benchmark as either biotechnology or pharmaceuticals which also meet other eligibility criteria determined by NASDAQ OMX.

The NASDAQ Biotechnology Index® is calculated under a modified capitalization-weighted methodology.  On November 1, 1993, the NASDAQ Biotechnology Index® began with a base of 200.00.  To be eligible for inclusion in the NASDAQ Biotechnology Index®, a security must be listed on The NASDAQ Stock Market. Eligibility for the NASDAQ Biotechnology Index® is limited to specific security types only. The security types eligible for the NASDAQ Biotechnology Index® include common stocks, ordinary shares, American Depositary Receipts, and shares of beneficial interest or limited partnership interests. Securities must meet the following criteria:

•
the security’s U.S. listing must be exclusively on the NASDAQ Global Select Market or the NASDAQ Global Market (unless the security was dually listed on another U.S. market prior to January 1, 2004 and has continuously maintained such listing);

•	the issuer of the security must be classified according to the Industry Classification Benchmark as either Biotechnology or Pharmaceuticals;
•	the security may not be issued by an issuer currently in bankruptcy proceedings;
•	the security must have a market capitalization of at least $200 million;
•	the security must have an average daily trading volume of at least 100,000 shares;
•
the issuer of the security may not have entered into a definitive agreement or other arrangement which would likely result in the security no longer being eligible for inclusion in the NASDAQ Biotechnology Index®;

•	the issuer of the security may not have annual financial statements with an audit opinion that is currently withdrawn; and
•
the issuer of the security must have “seasoned” on NASDAQ, the New York Stock Exchange or NYSE Amex (generally, a company is considered to be seasoned if it has been listed on a market for at least three full months, excluding the first month of initial listing).

Annual Evaluation

The securities composing the NASDAQ Biotechnology Index® are evaluated annually in December.  Securities currently within the NASDAQ Biotechnology Index® must meet the maintenance criteria of $100 million in market capitalization and 50,000 shares average daily trading volume.  The securities included in the NASDAQ Biotechnology Index® not meeting the maintenance criteria are removed, effective after the close of trading on the third Friday of the month of review.  Index-eligible securities not currently in the NASDAQ Biotechnology Index® are added. The eligibility criteria is applied using market data through the end of October and is updated for total shares outstanding submitted in a publicly filed SEC document via EDGAR through the end of November.  If at any time during the year other than at the review a security in the NASDAQ Biotechnology Index® no longer meets the criteria or is otherwise determined to have become ineligible, the security is removed from the NASDAQ Biotechnology Index® and will not be replaced.

Index Maintenance

In addition to the annual evaluation, the securities in the NASDAQ Biotechnology Index® are monitored every day by NASDAQ OMX with respect to changes in total shares outstanding arising from corporate events such as stock dividends, stock splits, certain spin-offs and rights issuance, or other corporate actions.  NASDAQ OMX has adopted the following weight adjustment procedures with respect to such changes.  Changes in total shares outstanding arising from stock splits, stock dividends, or spin-offs are generally made to the NASDAQ Biotechnology Index® on the evening prior to the effective date of such corporate action.  If the change in total shares outstanding arising from other corporate actions is greater than or equal to 10%, the change will be made as soon as practicable.  Otherwise, if the change in total shares outstanding is less than 10%, then all such changes are accumulated and made effective at one time on a quarterly basis after the close of trading on the third Friday in each of March, June, September, and December.  In either case, the index share weights for such securities included in the NASDAQ Biotechnology Index® are adjusted by the same percentage amount by which the total shares outstanding have changed in such securities included in the NASDAQ Biotechnology Index®.

Index Rebalancing

The NASDAQ Biotechnology Index® employs a modified market capitalization weighting methodology.  At each quarter, the NASDAQ Biotechnology Index® is rebalanced such that the maximum weight of any security in the NASDAQ Biotechnology Index® does not exceed 8% and no more than 5 securities are at that cap.  The excess weight of any capped security is distributed proportionally across the remaining securities.  If after redistribution, any of the 5 highest ranked securities are weighted below 8%, these securities are not capped.  Next, any remaining securities in excess of 4% are capped at 4% and the excess weight is redistributed proportionally across the remaining securities.  The process is repeated, if necessary, to derive the final weights.

The modified market capitalization weighting methodology is applied to the capitalization of each security in the NASDAQ Biotechnology Index®, using the last sale price of the security at the close of trading on the last trading day in February, May, August and November and after applying quarterly changes to the total shares outstanding. The index share weights are then calculated by multiplying the weight of the security derived above by the new market value of the NASDAQ Biotechnology Index® and dividing the modified market capitalization for each security in the NASDAQ Biotechnology Index® by its corresponding last sale price. The changes are effective after trading on the third Friday in March, June, September and December.

Historical Information

The following table sets forth the quarterly high, low and period-end closing prices for the underlying equity, based on daily closing prices on the NASDAQ, as reported by Bloomberg.  The closing price of the underlying equity on April 15, 2014 was $217.61.  The historical performance of the underlying equity should not be taken as an indication of its future performance during the term of the Securities.

Quarter Begin	Quarter End	Quarterly Closing High	Quarterly Closing Low	Quarterly Period-End Close
1/1/2010	3/31/2010	$93.38	$81.63	$90.94
4/1/2010	6/30/2010	$92.70	$77.57	$77.57
7/1/2010	9/30/2010	$87.03	$75.69	$86.20
10/1/2010	12/31/2010	$94.75	$85.69	$93.42
1/1/2011	3/31/2011	$100.16	$92.73	$100.16
4/1/2011	6/30/2011	$109.50	$100.89	$106.66
7/1/2011	9/30/2011	$109.60	$84.77	$93.35
10/1/2011	12/31/2011	$104.35	$89.12	$104.35
1/1/2012	3/31/2012	$124.09	$104.91	$123.30
4/1/2012	6/30/2012	$129.98	$117.74	$129.96
7/1/2012	9/28/2012	$144.75	$129.47	$142.43
10/1/2012	12/31/2012	$147.15	$128.41	$137.22
1/1/2013	3/28/2013	$159.93	$141.62	$159.93
4/1/2013	6/28/2013	$186.24	$159.48	$173.88
7/1/2013	9/30/2013	$211.56	$178.26	$209.60
10/1/2013	12/31/2013	$227.24	$194.19	$227.06
1/1/2014	3/31/2014	$273.23	$223.82	$236.45
4/1/2014	4/15/2014*	$241.65	$215.37	$217.61

*As of the date of this free writing prospectus, available information for the second calendar quarter of 2014 includes data for the period from April 1, 2014 through April 15, 2014.  Accordingly, the “Quarterly Closing High,” “Quarterly Closing Low” and “Quarterly Period-End Close” data indicated are for this shortened period only and do not reflect complete data for the second calendar quarter of 2014.

The graph below illustrates the performance of the underlying equity from September 23, 2008* to April 15, 2014, assuming a starting price of $217.61, which was the closing price of the underlying equity on April 15, 2014, and a trigger price equal to 75% of the starting price (the actual starting price and trigger price will be determined on the trade date).

HISTORIC PERFORMANCE IS NOT AN INDICATION OF FUTURE PERFORMANCE

Source: Bloomberg L.P.  We have not independently verified the accuracy or completeness of the information obtained from Bloomberg Financial Markets.

 * The underlying equity began trading on NASDAQ on September 23, 2008.

Supplemental Plan of Distribution (Conflicts of Interest)
We have agreed to indemnify UBS Financial Services Inc. and RBCCM against liabilities under the Securities Act of 1933, as amended, or to contribute payments that UBS Financial Services Inc. and RBCCM may be required to make relating to these liabilities as described in the prospectus supplement and the prospectus.  We will agree that UBS Financial Services Inc. may sell all or a part of the Securities that it will purchase from us to its affiliates at the price indicated on the cover of the pricing supplement, the document that will be filed under Rule 424(b)(2) containing the final pricing terms of the Securities.

Subject to regulatory constraints and market conditions, RBCCM intends to offer to purchase the Securities in the secondary market, but it is not required to do so.

We or our affiliates may enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the Securities and RBCCM and/or an affiliate may earn additional income as a result of payments pursuant to the swap or related hedge transactions.  See “Use of Proceeds and Hedging” beginning on page PS-17 of the accompanying product prospectus supplement no. UBS-TAOS-2.

The value of the Securities shown on your account statement may be based on RBCCM’s estimate of the value of the Securities if RBCCM or another of our affiliates were to make a market in the Securities (which it is not obligated to do).  That estimate will be based upon the price that RBCCM may pay for the Securities in light of then prevailing market conditions, our creditworthiness and transaction costs.  For a period of approximately six months after the issue date of the Securities the value of the Securities that may be shown on your account statement may be higher than RBCCM’s estimated value of the Securities at that time.  This is because the estimated value of the Securities will not include the underwriting discount and our hedging costs and profits; however, the value of the Securities shown on your account statement during that period may be a higher amount, reflecting the addition of the underwriting discount and our estimated costs and profits from hedging the Securities.  Any such excess is expected to decrease over time until the end of this period.  After this period, if RBCCM repurchases your Securities, it expects to do so at prices that reflect their estimated value. This period may be reduced at RBCCM’s discretion based on a variety of factors, including but not limited to, the amount of the Securities that we repurchase and our negotiated arrangements from time to time with UBS.

For additional information as to the relationship between us and RBCCM, please see the section “Plan of Distribution—Conflicts of Interest” in the prospectus dated July 23, 2013.

Structuring the Securities
The Securities are our debt securities, the return on which is linked to the performance of the applicable underlying equity.  As is the case for all of our debt securities, including our structured notes, the economic terms of the Securities reflect our actual or perceived creditworthiness at the time of pricing.  In addition, because structured notes result in increased operational, funding and liability management costs to us, we typically borrow the funds under these Securities at a rate that is more favorable to us than the rate that we might pay for a conventional fixed or floating rate debt security of comparable maturity.  Using this relatively lower implied borrowing rate rather than the secondary market rate is a factor that is likely to result in a higher initial estimated value of the Securities at the time their terms are set than if the secondary market rate was used. Unlike the estimated value included on the cover of this document or in the final pricing supplement relating to the Securities, any value of the Securities determined for purposes of a secondary market transaction may be based on a different borrowing rate, which may result in a lower value for the Securities than if our initial internal borrowing rate were used.

In order to satisfy our payment obligations under the Securities, we may choose to enter into certain hedging arrangements (which may include call options, put options or other derivatives) on the issue date with RBCCM or one of our other subsidiaries.  The terms of these hedging arrangements take into account a number of factors, including our creditworthiness, interest rate movements, the volatility of the applicable underlying equity, and the tenor of the Securities.  The economic terms of the Securities and their initial estimated value depend in part on the terms of these hedging arrangements.

The lower implied borrowing rate is a factor that reduces the economic terms of the Securities to you.  The initial offering price of the Securities also reflects the underwriting commission and our estimated hedging costs.  These factors result in the initial estimated value for the Securities on the trade date being less than their public offering price.  See “Key Risks—The Initial Estimated Value of the Securities Will Be Less than the Price to the Public” above.

Terms Incorporated in Master Note
The terms appearing above under the caption “Indicative Terms of the Securities” and the provisions in the accompanying product prospectus supplement no. UBS-TAOS-2 dated September 16, 2013 under the caption “General Terms of Securities,” are incorporated into the master note issued to DTC, the registered holder of the Securities.